Exhibit 99.2
FINAL TRANSCRIPT
Thomson StreetEventsSM
Conference Call Transcript
BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
Event Date/Time: Aug.16. 2006 / 8:30 AM ET

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FINAL TRANSCRIPT
Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Steve Fishman
Big Lots, Inc. — Chairman & CEO
Tim Johnson
Big Lots, Inc. — VP of Strategic Planning and Investor Relations
Joe Cooper
Big Lots, Inc. — SVP & CFO
CONFERENCE CALL PARTICIPANTS
Barry Posternak
Conseco Capital Management — Analyst
David Mann
Johnson Rice & Company — Analyst
Jeff Stein
KeyBanc Capital Markets — Analyst
Mitch Kaiser
Piper Jaffray & Company — Analyst
Ronald Bookbinder
Sterne, Agee & Leach, Inc. — Analyst
PRESENTATION

Operator
Ladies and gentlemen, welcome to the Big Lots second quarter 2006 teleconference.
During this session, all lines will be muted until the question-and-answer portion of the call. [OPERATOR INSTRUCTIONS]
At this time, I’d like to introduce today’s first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

Tim Johnson - Big Lots, Inc. — VP of Strategic Planning and Investor Relations
Thanks, Brandi, and thank you, everyone, for joining us for our second quarter conference call. With me here in Columbus today is Steve Fishman, our Chairman and CEO, Joe Cooper, Senior Vice President and Chief Financial Officer, and Chuck Haubiel, Senior Vice President and General Counsel.
Before we get started today, as you can see from our earnings release this morning, our results include both continuing and discontinued operations. The discontinued operations reflect 130 stores closed in January 2006 as described in our Form 10-K as well as any changes to our KB reserves. For the second quarter of fiscal 2006, the approximately $600,000 pretax loss from discontinued operations primarily relates to the 130 stores closed at the end of fiscal 2005. Steve and Joe’s comments today will be focused on continuing operations.
Also, we will be speaking to our updated guidance, so I’d like to remind you that any forward-looking statements we make on today’s call involve risks and uncertainties and are subject to our Safe Harbor provision as stated in our press release and SEC filings and that actual results can differ materially from those described in our forward-looking statements.
So just to set our agenda for this morning, first, Steve will share with you some of his thoughts around our second quarter performance, Joe will then cover with you our financial results and talk about our outlook for the balance of the year, then Steve will wrap up with some final thoughts about the balance of the year before we open it up to your questions. With that, I’ll turn it over to Steve.

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FINAL TRANSCRIPT
Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Good morning, everybody, and thanks for joining us.
Before Joe walks you through the details of our second quarter performance and guidance update, I want to share with you some of my thoughts on the quarter and the progress we’re making in driving the business. The organization has worked extremely hard over the last 12 months and I’m very pleased with what we’ve been able to accomplish in a short period of time. I firmly believe the WIN strategy is working and we’re seeing the benefits of our efforts in our results every day.
The key for any retailer is the top line and we’re pleased with our sales performance as Q2 comps were up over 5%. One of the keys that I see is our performance was broad-based across most merchandise major categories and also in most regions of the country. I believe this is a healthy sign that we are improving our consistency in the business. The penetration of branded closeouts continues to grow and better merchandising and marketing efforts are generating more excitement in our stores. Additionally, the “raise the ring” strategy, which drove a very strong average basket increase for the quarter, is having a positive impact on the top line as our merchants are delivering tremendous value to our customers.
From a merchandise perspective, let’s look at consumables first, which is about 30% of the business. They had another good quarter as comps were up in the high single-digits and both gross margin dollars and inventory turnover were above plan. The team is effectively managing their inventory and remains very liquid with open to buy dollars to chase business in branded closeout product. This category is actually a pretty good example of “raise the ring” success in Q2. Last year, we featured an $0.88 ad in May and a $1, $2 and $3 ad in June. We chose not to repeat the theme of low entry price points and instead focus on better value, better brands, and a slightly higher average retail. The end result was higher sales and higher gross margin dollars.
Our home business performed well for the quarter, particularly in the furniture area. Coming off a strong first quarter and “tax time” selling period, we continue to grow the furniture business as comps were up in the high single-digits in the second quarter against the 10% comp a year ago, so strong growth on strong growth. We are the dominant player in the entry price point furniture business and we have some very exciting things planned for the back half of 2006 to continue to exploit this niche. Also within the home business, domestics, which for us includes classifications like sheets and towels, bath accessories, rugs and window treatments also did very well for the quarter. Stationery, featuring school supplies, office supplies and scrapbooking was also strong for the quarter. Both domestics and stationery comped up double-digits.
Hardlines had another solid quarter with comps up in the mid single-digits. Remember, in this category we have branded closeouts, but when we can’t find a closeout we work with our vendors to engineer one and then we add to the mix by sourcing refurbished goods that are also branded and represent value to the customer. We believe we have some very good ideas in this category as well for the second half of 2006.
And although it’s a small percentage of our business, basic apparel, particularly denim was a success in Q2. We were pleased with the launch of Britannia jeans for Father’s Day and early back-to-school feedback has also been positive. Again, incremental sales and incremental gross margin dollars, it’s an engineered closeout, and it’s delivering value to our customer.
From a merchandising perspective, the only real setback during the quarter was seasonal. Lawn and garden was essentially flat and summer was down to last year. So overall, our seasonal comps were slightly negative for the second quarter.
We addressed the sales shortfall by taking some additional markdowns in Q2 to guarantee that we enter Q3 clean. To that point, both lawn and garden and summer inventory are well below last year. During the first six months of this year we’ve learned a great deal about what our customer wants and where the opportunities may be for next year in these categories. As I mentioned on our last call, I believe that our assortments for Q4 and for next spring are more differentiated and exciting than what you see in our stores today.
Outside of better merchandising, an improved marketing program also helped drive sales. Our ad circulars continue to be more productive than last year and our TV efforts continue to improve as we had success in Q2 with items such as denim, bikes, and swimming pools at red-hot prices. On top of that, I think our in-store marketing is more impactful. Remember, according to our customer research that was conducted last fall, the majority of our customers come to our store without a specific item in mind to buy.
This is clearly an in-store marketing opportunity and could be the most important investment that we make over the next several quarters. So pretty good merchandising and marketing efforts in Q2.

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Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
I was pleased with our inventory management during the quarter and believe that we’ve entered Q3 clean and well positioned to drive the business. We achieved record second quarter inventory turns and continue to take markdowns to drive turn and create an ever-changing store for our customer.
Joe will walk you through some of the P&L details in a moment, but focusing at a much higher level, the bottom line is we’ve made significant progress on expanding the operating profit rate of the business. As most of you are aware, the operating profit rate is a key metric for this business and probably the single biggest opportunity we have to improve shareholder value in the near-term and that’s really what our business is focused on.
Let me give you a couple quick examples of what I’m talking about and the type of decisions we make almost every day when running this business this way.
For instance, our flow of seasonal and toy merchandise is a good example of how we’re executing differently. In prior years, inventory levels would begin to build in late Q2 and early Q3 for our Christmas trim, portions of Halloween or harvest, and toys categories because it’s what we had to do to ensure that we got the goods to the store from a distribution and logistics standpoint. Now, with lower overall inventories, we can comfortably flow these seasonal type categories later in Q3. We could have flowed it the same as last year and let seasonal and toys sit on the floor and take precious real estate and probably generate a small amount of sales. Sales that are at a higher margin category that would have made our gross margin rate look better. Instead, towards the end of Q2 and the beginning of Q3, we focused on putting goods on the floor that were more exciting and relevant to the customer, turned faster, and resulted in higher sales. Those sales came in at lower gross margin rate, but generated more operating profit dollars, which is exactly what we take to the bank.
Another example of how we focus on operating profit dollars is ticketing our packaging of merchandise. In certain situations, it may be advantageous for us to pay a few more cents per item to get merchandise from the vendor that is preticketed or packaged such that it’s easier for our stores and DCs to handle. From strictly a merchant point of view, this could negatively impact the gross margin rate. However, from a total business point of view, the more floor ready merchandise that we deliver can translate to lower store payroll costs and ultimately more operating profit dollars. Again, if we are focused on gross margin rates, we are potentially missing an opportunity to make more money for the business.
Growth in operating profit dollars along with our intense focus on turning the merchandise and just overall better management of the Company assets has also led to a very strong cash generation in the first six months. Overall, a strong Q2 and a great start to the year.
Joe?

Joe Cooper — Big Lots, Inc. — SVP & CFO
Good morning, everyone.
As Tim mentioned, we did incur some expenses related to discontinued operations as you can see in our financial statements, but my commentary this morning will be focused on continuing operations.
For the second quarter of fiscal 2006 we reported income from continuing operations of $4.7 million, or $0.04 per diluted share compared to a loss from continuing operations of $12.9 million, or a loss of $0.11 per share a year ago. This was ahead of our original guidance and exceeded the Thomson Financial/First Call’s consensus estimate.
Our favorability to guidance was principally related to sales favorability as we delivered a comp of 5.2% against guidance of 1 to 4%, operational savings in store payroll and distribution and transportation beyond our original expectations and Q1 experience, SG&A timing differences and non-recurring items which I’ll cover in a moment, and higher net interest income generated on the strength of improving cash flow.
Sales for the second quarter were $1.1 billion, an increase of 5.6% over the prior year. Comparable store sales increased 5.2% in the second quarter driven by continued strength in the value of the average basket. The basket was driven by an increase in average item retail across all merchandising categories. This is the “raise the ring” strategy, which we have consistently focused on as a business and Steve mentioned earlier.
Gross margin dollars increased over 2% per store compared to last year. Our gross margin rate for the second quarter was 39.0% compared to 40.1% a year ago. The principal reasons for the decline were first, markdowns as a percent of sales were up to last year. This was anticipated and we have spoken to it several times. We expected markdowns would be up in Q1 and Q2 and down in the back half of the year, particularly Q4.

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Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
Steve has challenged the merchants to take markdowns more consistently throughout the year to drive turn and the top line and we’re doing that. Additionally, we did incur incremental seasonal markdowns as Steve just mentioned. Second, higher domestic freight charges from the rise in the cost of diesel fuel which hovered around $2.80 per gallon this year versus approximately $2.25 per gallon a year ago, an increase of some 20 to 25%. And finally, raw materials costs are driving product costs higher in certain merchandise categories.
We continue to generate significant SG&A leverage in the second quarter. Our SG&A rate of 38.3% was 360 basis points better than last year, or 300 basis points better when you exclude the costs associated with writing down a note from KB in Q2 last year. Our Q2 SG&A leverage was generated by operational improvements or efficiencies in our stores and DCs on a number of fronts, but principally driven by lower inventory levels and better, more timely flow of merchandise which is leading to a more efficient store with cleaner, easier to navigate backrooms. Next is “raise the ring”. “Raise the ring” not only impacts the top line but leads to fewer cartons of merchandise needed to drive these sales. Fewer cartons leads to fewer store payroll hours, fewer distribution center hours, and potentially more dollars delivered on each truck sent from a DC to a store. Third, we continue to benefit from the previously discussed WIN-related headcount reductions, principally in the general office and at the district and regional manager level to coincide with a lower store count. Finally, certain timing differences and non-recurring items reduced SG&A by approximately $4 million, or $0.02 per share in the second quarter. Timing differences were principally advertising and is a shift of dollars to Q4 to support the nine weeks of Christmas, as well as non-recurring, favorable settlement activity related to the damage from hurricanes Charlie and Ivan in fiscal 2004.
Net interest income was $600,000 for the quarter compared to net interest expense of $1.3 million last year. Higher earnings, lower Cap Ex and record inventory turnover drove up the average invested cash balance throughout the majority of the quarter.
The income tax rate for the quarter was 40.4%, which reflected the write-off of certain deferred tax assets due to tax legislation changes in Texas.
Turning to the balance sheet, we ended the quarter with total inventory of $819 million, down $94 million, or 10% to last year due to a 9% decline in store count and a 2% decline in average inventory per store. Reduced levels of inventory in our stores and distribution centers is also contributing to SG&A leverage and generating higher cash flow.
We ended Q2 with bank debt of $31 million, down $142 million to last year. Our cash outflows were $5 million in the second quarter versus cash outflows of $70 million last year. In order to provide comparative cash flow measurements and exclude the impact of our current share repurchase program, we characterize cash flow as cash generated by operations less cash used in investing activities.
Improved Q2 cash flow was principally due to higher net income, favorable inventory management and AP leverage and lower capital expenditures. We have included cash flow tables in our press release for your reference.
Capital expenditures were $9.1 million for the quarter, down $20 million to the second quarter of last year. The decreased level of capital spending is primarily due to fewer new store openings this year and, additionally, last year’s Cap Ex included capital related to the completion of the re-engineering of our Columbus DC. Depreciation expense for the second quarter was $24.9 million, down $2.5 million compared to last year.
During the second quarter we opened two new stores and closed two stores ending the quarter with 1,401 stores. At the end of the second quarter, total selling square footage was 29.9 million.
During the second quarter, we repurchased 6.4 million shares at a total cost of $103 million. Year-to-date, we have repurchased 8.7 million shares at a total cost of $134 million and at an average price of $15.35 per share. This leaves $16 million remaining under our current share repurchase program.
Moving on to guidance. Today we provided our expectations for Q3 and Q4 and updated some key annual measurements.

Steve Fishman — Big Lots, Inc. — Chairman & CEO
You know, Joe, before we move on to guidance, I want to take a minute to speak to gross margin rate versus dollars in general. From meetings with investors and analysts, I know this is a common question or challenge so let me tell you how we’re thinking about it.
I want my merchants focused on driving gross margin dollars higher than last year and higher than plan. I think we’ve been incredibly consistent on this strategy and we’ve demonstrated we can deliver on it. In this year of testing, I don’t want a merchant to pass on a deal or squelch a potential big idea just because it comes at a rate that’s below their plan. Q3 is going to be a good example. Our gross margin rate is 39% or so.

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FINAL TRANSCRIPT
Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
Currently, we have a large drug store liquidation deal in approximately 400 stores. We love the deal, it’s selling well right now, and it’s giving us confidence we can deliver 3 to 5% comp for the quarter which, by the way, would represent the largest quarterly comp in 2006 if you look at comps on top of comps last year. Without this deal, the Company’s gross margin rate would be higher, but we’d be generating fewer gross margin dollars and less EPS. We chose to take the deal and generate more dollars.

Joe Cooper — Big Lots, Inc. — SVP & CFO
Thanks, Steve.
For Q3, our sales guidance calls for a 3 to 5% comparable store sales increase with net sales estimated to be in the range of $1.015 billion to $1.035 billion. We expect our operating income rate as a percent of sales to improve in the third quarter compared to last year. We are estimating SG&A leverage of 200 to 250 basis points as we anticipate that the operational efficiencies experienced in Q1 and Q2 will continue into Q3. The gross margin rate for Q3 is estimated to be essentially flat to LY, which does represent sequential improvement over Q1 and Q2. Based on these assumptions, the Company estimates a loss from continuing operations of $0.06 to $0.10 per share in the third quarter compared to a loss from continuing operations of $0.14 per share in Q3 last year. As a reminder, certain tax events positively impacted continuing operations last year by approximately $0.03 or $0.04 per share. So on an apples-to-apples basis, our guidance would be a loss per share of $0.06 to $0.10 versus approximately a loss per share of $0.17 or $0.18 last year.
For the fourth quarter, our sales guidance calls for a 2% to 4% comp increase with net sales estimated to be in the range of $1.455 billion to $1.480 billion. We expect our operating income rate as a percent of sales to improve in the fourth quarter compared to last year. Slight deleverage is expected in SG&A due to incremental bonus expense of approximately 120 basis points this year compared to Q4 last year. We expect higher gross margin dollars per store and a higher gross margin rate due to lower markdowns as we have taken markdowns more consistently this year and earlier this year. Based on these assumptions, the Company estimates net income from continuing operations of $0.55 to $0.60 per diluted share for the fourth quarter of fiscal 2006 compared to $0.33 in Q4 a year ago.
As a reminder, this guidance does include the positive impact of this year’s 53rd week, which we’ve estimated to be approximately $0.05 per share.
Based on the strength of the second quarter operating results and our updated guidance for third and fourth quarter, we have raised our guidance for the full year. Comps are now estimated to be up for the year in the 3 to 4% range with earnings from continuing operations now expected to be in the range of $0.62 to $0.67 per diluted share. This guidance compares favorably to our prior guidance which called for earnings from continuing operations of $0.44 to $0.49 per diluted share. Last year’s earnings from continuing operations were $0.14 per diluted share.
For the year, we are now forecasting improvement in the gross margin rate by up to 50 basis points and SG&A leverage of 100 to 150 basis points. We have lowered our interest expense forecast to be between $1 million and $2 million for the year and the tax rate range has been narrowed to be 36% to 39%. For fiscal 2006, inventory turnover is now anticipated to be 3.2, up from prior guidance of 3.1 to 3.2. We believe Cap Ex for the year will be approximately $50 million. We estimate that $30 to $35 million of our $50 million annual capital spend will be maintenance related for our stores, DCs, and the general office. At this year’s lower level of Cap Ex, some of you have asked or written that we are deferring maintenance capital, or said another way, under investing in our business in the short-term. But actually, our year-to-date maintenance capital per store is up slightly to last year. Our current forecast for maintenance capital for the year is very similar to what we have historically spent on a per store basis. The reduction in capital this year compared to last year is essentially related to the number of new stores, approximately 10 this year versus 73 stores last year, which equates to approximately $25 million less in capital year-over-year due to lower new store openings. Depreciation expense is now estimated to be $105 million. Finally, given rising net income, increased turns, and a slight adjustment to Cap Ex, we are now forecasting cash flow, excluding share repurchase, to be approximately $175 million for the year, up from prior guidance of $140 million.
Steve?

Steve Fishman — Big Lots, Inc. — Chairman & CEO
We’re still very early in the process of making our business stronger. As pleased as I am with the early success, I’m more excited with the work that’s been completed to position us for the back half of the year and in particular, the nine weeks of Christmas.

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FINAL TRANSCRIPT
Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
I’m not going to provide any specifics around the nine weeks of Christmas strategies, but I do believe that you’ll notice a difference in how we approach this all-important period. First and foremost, the planning and preparation for the nine weeks was essentially completed at the end of July compared to last year when we were just beginning the planning.
Next, in merchandising, we went through a very detailed hindsight review of Q4 at the end of last year and have distorted our inventories to categories that we believe give us a better chance to be successful this year. We have also learned a great deal in testing throughout this year that is leading to a much stronger merchandising approach to the holiday. I’m confident our Q4 merchandising plans and assortments are stronger than a year ago.
You’ll also continue to see our marketing program evolve and improve in Q4. Our ad circulars were planned well in advance to tie in with the merchandising strategies. Our television approach includes new creative, a slightly different mix of shows and networks and will yield more overall TV impressions than a year ago, and our in-store marketing around Big Deals, furniture and clearance is new and more impactful.
Finally, we’ve overhauled biglots.com and the new web site will be up and running sometime around the first of October. This will give us an opportunity to feature product on the Internet for the first time in the Company’s history. This is not selling over the Internet, but instead highlighting current items or providing a sneak peek of what is coming to the stores. The site will feature the top 10 or 20 items for the week, sometimes highlighting the ad items, the best of the seasonal assortment, the entire furniture assortment, an enhanced store locator system, and an enhanced online ad circular.
One last item of business then we’ll open it up for questions. In our press release this morning, we announced a new independent Board member. Jeff Berger has replaced Ned Mansour due to health-related issues and he’s resigned from our Board after more than three years of service. During his time on the Board, Ned’s insight and experience has been extremely helpful to the Company and I personally want to thank him for supporting me and our entire executive team over the last 13 months as we’ve worked to turn around the Company’s performance. Simply stated, Ned will be missed.
I’m pleased that we were able to attract someone of Jeff Berger’s talent and experience to our Board. Jeff is currently the Executive Vice President Global Food Service and President and CEO of Food Service North America with the JH Heinz Company, which, as all of you know, is one of the world’s leading marketers in branded food. He brings to our Board 34 years of experience in the consumer products arena. The consumables business is a very important category for our business and I’m excited about gaining Jeff’s valuable experience in this key area.

Tim Johnson — Big Lots, Inc. — VP of Strategic Planning and Investor Relations
Thanks, Steve.
One final comment or reminder, effective with trading activity this Friday, August 18th, the Company’s New York Stock Exchange ticker symbol will be changing from BLI to BIG.
That concludes our prepared remarks and we’d now like to open up the line for questions, Brandi.
QUESTION AND ANSWER

Operator
[OPERATOR INSTRUCTIONS] Our first question comes from the line of David Mann with Johnson Rice. Please go ahead.

David Mann — Johnson Rice & Company — Analyst
Yes, good morning. Congratulations.
Steve, can you talk a little bit or in any more detail about some of the marketing changes or enhancements you’re planning for the back half? In terms of the shift that you talked about?

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FINAL TRANSCRIPT
Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call

Steve Fishman — Big Lots, Inc. — Chairman & CEO
You know, I think we’re going to be a lot more consistent and, you know, without giving away too much we’ve really focused on three arenas, David, specifically when it comes to the marketing of the business.
First is preprints, and we’ve taken a good hard look and we’ve got some really strong testing going on that really, number one, we’re not really prepared to share with everybody and we haven’t gone through it. One of the things that you’ve seen I think from us is going a little bit away from a four-page tab to an eight-page, smaller size tab but being more specific, more dominant and being able to show product that is branded and close-out with much more value. I think you’re going to see us driving tabs in the fourth quarter that way.
The second piece is television and I think Rob Claxton has just an unbelievable job. I don’t want to give away what the strategy as far as the commercials go but I think it’s going to be very consistent with what you’ve seen in the way of change and establishing brand name closeout values at Big Lots in the fourth quarter and we’ve repositioned where we will be running those commercials pretty dominantly so that there’s going to be a lot more impressions out there.
And then the third piece that we’ve kind of slightly alluded to is that we recognize the fact that the Internet is becoming more and more important to us as we move forward and that our customer base uses the Internet and we need to understand how we need to start marketing on the Internet. And we’re going to be playing around with that in the fourth quarter. So I think all three of those issues are going to be addressed.
Not including the fact that we think that the signing in the store is a little bit more impactful than it’s ever been before, and communications to our customers in-store is going to be really critical in the fourth quarter and we’ve invested in that already and you’ll see more of that as you go forward into the third and fourth quarter.

David Mann — Johnson Rice & Company — Analyst
Okay. And then in terms of follow-up.
In terms of the macroenvironment, you really didn’t talk a whole lot other than, I guess, some fuel cost pressures about environmental issues, especially in light of what other retailers are talking about. Maybe could you give a couple of comments about how, you know, you’re — how you’re doing, how your customer’s feeling? How the environment is or is not impacting you?

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Yeah, I mean I’ve said all along a couple of things. One and most importantly, I think if you have a great strategy, you’ll get your share of the business. And I think as we execute our strategy better and better, we’re going to continue to be successful and we’re not trying to allow things around us to influence us.
One of the things I will share with you, is that we take a very good, hard look at the metrics of our customer base in that, you know, as I’ve said before we have economic customers that are more challenged. We have average customers, medium income customers and high-end income customers and I kind of alluded to it in the speech.
One of the things that we looked at is across the board we got almost the same kind of comp in all economics of our customer base in the second quarter. So we’re just very encouraged that that those customers who may be challenged for one reason or another are finding a greater value at coming to Big Lots. I guess that’s the best way to answer it.
You know, I don’t like the fact that gasoline has gone up. You don’t like the fact that gasoline has gone up. And I recognize that and maybe the real issue is, and what I’ve heard some other people say is trips to the store are less frequent.
But what we’re doing is we’re getting them to fill their baskets at a better rate and a higher ticket rate when they come to our stores and that’s what we’re focused on.

David Mann — Johnson Rice & Company — Analyst

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FINAL TRANSCRIPT
Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
All right. Great. Thank you.

Operator
Our next question comes from the line of Dan Winsat with AAD Capital. Please go ahead. Dan, your line is open.

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Move on.

Operator
[OPERATOR INSTRUCTIONS] Our next question comes from the line of Jeff Stein with KeyBanc Capital Markets. Please go ahead.

Jeff Stein — KeyBanc Capital Markets — Analyst
Steve, wondering if you might comment on traffic trends during the quarter and if the declines you’re seeing in traffic are more or less pronounced than they were in the first quarter?

Steve Fishman — Big Lots, Inc. — Chairman & CEO
We don’t actually comment on traffic trends, but I would tell you that I would say they were less pronounced in the second quarter.

Jeff Stein — KeyBanc Capital Markets — Analyst
Okay.
And can you talk, you mentioned that you’re getting a better penetration of brand in the stores, can you talk about, you know, roughly the percentage of the mix that is recognizable brands to the consumer versus last year?

Steve Fishman — Big Lots, Inc. — Chairman & CEO
It’s improving. I think we’ve said before that it’s over half of our business or it’s around half of our business. I can tell you as a percent to total, the penetration is higher and continues to improve.
Between the brand name closeouts that we are getting and the engineered banded closeouts that we’re engineering, it continues to rise. And I think you’ll see it even more pronounced in the fourth quarter.

Jeff Stein — KeyBanc Capital Markets — Analyst
And final question, the SG&A leverage was just absolutely phenomenal, and I’m wondering how much of the improvement is related to process improvements and how much of it is related to cost cutting?
So in other words, you know, process improvements are things that you can continue to work on and drive down. Cost cutting I would view as kind of a one-time event. And has your leverage point dropped below where you had indicated previously?

Joe Cooper — Big Lots, Inc. — SVP & CFO

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FINAL TRANSCRIPT
Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
Oh, yeah, the leverage point has improved this year, honestly, beyond our short-term goals, Jeff. We weren’t sure at the beginning of the year of the impact from the reduction in inventory and the “raise the ring” strategy.
We certainly had some goals and some plans, but it has exceeded our expectations and we’re very, very pleased with that. We have not quantified or communicated for modeling purposes, I assume the go forward piece.
SG&A efficiencies are something we’re going to continue to work on and it’s a component as we look to develop in our strategic long-range plan this year. What we did communicate was the $0.02 that was one-time in nature in the second quarter and why that component of the second quarter leverage does not continue into the back half of the year.

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Well, we’re consumed, Jeff, with SG&A, and we’re not going to let up, I can tell you that.

Jeff Stein — KeyBanc Capital Markets — Analyst
Okay. Are you prepared at this point to talk about an operating margin target?

Steve Fishman — Big Lots, Inc. — Chairman & CEO
No. No.

Jeff Stein — KeyBanc Capital Markets — Analyst
That you’re marching toward.

Steve Fishman — Big Lots, Inc. — Chairman & CEO
All along we said we would communicate that after we went through this year of testing and understood what was good about what we were doing, what was bad about what we were doing and we will clearly communicate that once the strategic long-range plan is put together and in February we have a real good feeling of what we believe we could tell you and you can take to the bank.

Joe Cooper — Big Lots, Inc. — SVP & CFO
And that’s part of this year being a year of testing and learning. We’re not trying to be evasive, we just continue to learn as the year goes on as you can see in the results.
We’re very pleased and very encouraged, but it is a year of testing and learning and that’s why in February we plan to communicate those longer term metrics.

Jeff Stein — KeyBanc Capital Markets — Analyst
Got it. Thanks.

Operator
Our next question comes from the line of Mitch Kaiser with Piper Jaffray. Please go ahead.

Mitch Kaiser — Piper Jaffray & Company — Analyst

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FINAL TRANSCRIPT
Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
Good morning, guys.

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Good morning, Mitch.

Mitch Kaiser — Piper Jaffray & Company — Analyst
I was wondering, first of all, Joe, if we could just a couple balance sheet items. Accounts payable looks like they were up about 27% year-over-year. Is there anything that you’re doing with the vendors and, you know, should we be assuming payables continue to go up?
And then I was also wondering if you could comment on operating expenses up 25% year-over-year and then accrued salaries up 18% year-over-year?

Joe Cooper — Big Lots, Inc. — SVP & CFO
Well, first, the first question on AP leverage, yes, we are focused on, actually, what we’re focused on here is what we call a cash conversion cycle and that’s essentially how many days does it take from the purchase of the inventory to when we converted cash at sale.
The two key components of that are inventory turn and AP leverage and as you can see, the inventory turn component of that is improving, is improving throughout the year. The AP piece of that, we are trying to extend terms and make them more consistent with what you see in the competitive marketplace. So we are working with our vendors to establish terms where possible.
We would see that improving, but we don’t have a metric that we’re specifically talking about at this time. And I’m sorry, what were —

Mitch Kaiser — Piper Jaffray & Company — Analyst
Oh, on the accrued operating expenses and accrued salary and wages. Particularly, I think you were taking some headcount out, but yeah, accrued salary and wages have gone up, I was just curious, is that a timing thing?

Joe Cooper — Big Lots, Inc. — SVP & CFO
It’s bonus. Last year we did not have accrued bonus because of the —

Steve Fishman — Big Lots, Inc. — Chairman & CEO
We didn’t pay bonus last year. We anticipate that if we continue to perform, there’ll be a bonus this year.

Mitch Kaiser — Piper Jaffray & Company — Analyst
Okay. And then I just want to make sure I’m clear on the gross margin for the third and fourth quarter and then also the SG&A.

Joe Cooper — Big Lots, Inc. — SVP & CFO
One quick — hey, Mitch. The operating expenses is the closed store liability that we accrued at the end of the end. You asked three components so.

Mitch Kaiser — Piper Jaffray & Company — Analyst

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Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
Oh, yeah. Okay. That makes sense.
On the gross margin, I think you said gross margin should be in the 39% range for the third quarter and then you would expect it to be up in the fourth quarter and maybe up 50 basis points for the full-year, is that correct?

Joe Cooper — Big Lots, Inc. — SVP & CFO
39 — Right. Correct. Which is essentially flat. Flattish in the third and up in the fourth principally due to the reduction in markdowns in the fourth quarter.

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Correct. Because we’ve been consistent over the year taking markdowns and we hope that we don’t need the markdowns in the fourth quarter.

Mitch Kaiser — Piper Jaffray & Company — Analyst
Okay.
That — I’m fine with that, completely understand that. And did I also hear you say that the full year number might be up 50 basis points over the full year from last year?

Steve Fishman — Big Lots, Inc. — Chairman & CEO
That’s exactly right.

Mitch Kaiser — Piper Jaffray & Company — Analyst
Okay. So that suggests the fourth quarter gross margin should be up almost 250 basis points.

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Go ahead.

Joe Cooper — Big Lots, Inc. — SVP & CFO
We’ll let you do the math, but —

Mitch Kaiser — Piper Jaffray & Company — Analyst
Okay. Directionally, I’m in the ballpark there. And then just one final one.
The SG&A you’re suggesting that that’s going to deleverage in the fourth quarter even because of the bonus accrual but is that even inclusive of the fact that you get an extra week?

Tim Johnson — Big Lots, Inc. — VP of Strategic Planning and Investor Relations
Yeah, Mitch, this is Tim. All of our guidance is inclusive of the extra week that we refer to. It’s about a nickel a share in the fourth quarter.

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FINAL TRANSCRIPT
Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call

Joe Cooper — Big Lots, Inc. — SVP & CFO
A couple of the things that are happening in the fourth quarter, Mitch, are there’s a lot of the efficiencies in the DCs and the stores that we’re enjoying the first three quarters. We’re going to learn about that in the fourth quarter.
If the inventories build, the inventories build about $75,000 per store quarter-to-quarter as we go into the back half of the year and prepare for holiday. So the backrooms are going to start filling up and we’re going to learn how efficient can we be and some of those efficiencies from having cleaned backrooms we don’t anticipate continuing during those weeks where the backrooms are clogged and the DCs have more inventory.
And also remember, we have significant leverage in the fourth quarter of last year as some of our WIN strategies took hold that will begin to anniversary.

Mitch Kaiser — Piper Jaffray & Company — Analyst
Okay. Sounds good. Thanks, guys.

Operator
Our next question comes from the line of Ronald Bookbinder with Sterne, Agee & Leach. Please go ahead.

Ronald Bookbinder — Sterne, Agee & Leach, Inc. — Analyst
Congratulations on a terrific quarter and Steve, congratulations on a great first year.

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Thank you.

Ronald Bookbinder — Sterne, Agee & Leach, Inc. — Analyst
When you look at the third quarter comp guidance of 3 to 5%, that’s a little bit higher than I was modeling at 3%. What gives you the confidence given the tough environment you’re going to be facing a tough furniture comparison to the basket or ticket could be challenged.
What do you see there? How are things going quarter to date even though it’s early? What color can you give us on that?

Steve Fishman — Big Lots, Inc. — Chairman & CEO
I can’t give you any color, Ron, I wish I could but we want to be very consistent. All I can tell you is that based upon the strength of the first half of the year and the build from the first quarter to the second quarter, we feel pretty good about the third quarter in the way that we have it lined up this year versus last year.
Even though the third quarter last year was probably the best comp that the Company had, we think we just have some momentum running and I’m a proponent of momentum being good or bad going in your favor against you if you’ve got it and right now we’ve got it going in our favor.
We’re doing some things much better this year and you alluded to the furniture business so I can address that if you really want me to because I know there’ve been some people who have been speculative on our ability to run the furniture business. But we have a very good organization that’s extremely focused on specific parts of the business, particularly the upholstery business and the RTA business and the bedding and accessory parts of the business.

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FINAL TRANSCRIPT
Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
We’re also doing some testing that I think someone had written on previously in the bedding area that, you know, gives us a little more of ability to shout out strategy of brand names and closeout prices that continues to perform well and we hope to see more of that in the third quarter.
So, we just — and then the last piece, of course, is that we did mention that there’s a deal that we have going right now that basically was in the stores in July and if we take a look at how that should be performing into the third quarter, even though it’s only in 400 of our 1400-store chain, it’s really adding a lot of value to the top line of the Company and generating a lot of excitement, not just on selling of that product, but on our other issues that we’ve got in our store and we’re pretty encouraged by that and we know that there’s a bigger piece of that business to face in the third quarter than what we’ve done already in the second. So I think that addresses the third quarter question that you asked.

Ronald Bookbinder — Sterne, Agee & Leach, Inc. — Analyst
Okay.
And on the traffic issue, you’re doing a better job with merchandise, you’re doing a better job with circulars, you’ve got improved advertising all of which should lead to word of mouth. We’re going up against some pretty weak traffic numbers over the past couple of years. What does it take to finally get the people to come to the store more or to bring in new customers?
I mean, you’re obviously doing a great job on the merchandising, the basket continues to grow. When does that translate to them telling their friends, hey, you’ve got to shop at Big Lots?

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Well, I hope that that’s translated already and if you really are a student of our marketing, particularly our media, you’ll see that was the strategy and is the strategy for the Company.
Rob Claxton put together just a brilliant media campaign and we have our television, which basically addresses that. It addresses not only a customer who shops us, but a naysayer customer who doesn’t shop us and doesn’t know us and I think we’re starting to see the effects of that.
But that builds over time, Ron, and it just doesn’t happen overnight. You just don’t turn the big ship around overnight, but I think it’s better and was better in the second quarter and we’re seeing better results and have higher expectations into the third and the fourth quarter because of that.
But specifically, and I’m not, I’m not an expert, I’m just a student of us. I think if you follow retail, everyone’s going to tell you that actual customer traffic is down and the economics make it harder and harder for the customers to spend $3 a gallon and come to the store as frequently as they did before. So I think that’s why the “raise the ring” strategy and capturing a larger share of market when they come into the store is going to be the success of us, I can tell you that for sure, and that’s what we’re absolutely focused on.
We’re not walking away from the fact that we would love the number of transactions to continue to improve but, you know, we think we’re making some real progress there.

Ronald Bookbinder — Sterne, Agee & Leach, Inc. — Analyst
And just lastly, on this Internet focus, while not selling items yet on the Internet, would you look down the road to possibly selling some larger ticket items over the Internet? Maybe some of the electronic closeouts?

Steve Fishman — Big Lots, Inc. — Chairman & CEO
I think we need to understand the strategy of running this business, the great way that we’re running it right now.
Whether we want to go after selling on the Internet or not is clearly a part of our thought process and understanding what we should do in a strategic long-range plan of the Company and I think we’ll address that question and comment in February.

Ronald Bookbinder — Sterne, Agee & Leach, Inc. — Analyst

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FINAL TRANSCRIPT
Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
Okay. Great. Thank you.

Operator
Our last question comes from the line of Barry Posternak with Conseco Capital. Please go ahead.

Barry Posternak — Conseco Capital Management — Analyst
Morning, guys.
In terms of the labor productivity at the store level, is there any metric you can provide such as the year-over-year percentage change in labor hours per store to help us better understand the productivity growth?

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Obviously, we do monitor all that at a very detailed level internally, but we have not provided that for one reason for competitive reasons. We don’t give information at that level of detail.

Barry Posternak — Conseco Capital Management — Analyst
Okay.
I guess is the productivity growth or, I mean, I’m sorry, the labor productivity improvement primarily would you say related to inventory reduction and the movement of inventory or is it basically broad-based throughout the store?

Steve Fishman — Big Lots, Inc. — Chairman & CEO
I think it’s both, but I think absolutely productivity of inventory flow, I mean we’ve stressed the fact that we’re flowing inventory more consistently, we’re helping our stores identify the need for flexing up and down payroll based upon deliveries of trucks and then the value of the carton on those trucks make it easier.
But even more important than that is the floor readiness of the product, the ability to take it from a truck and transfer it directly to the store for sale to the customer versus traditionally in the past, the Company has worked a truck, taken it off of a truck and then had to rework it in the stock room, quite honestly, to ticket it or assort it the right way or get it out there to be quite honest with you. So I think those are huge efficiencies in the productivity of our store payroll.
We’re not cheating our customer in any way, shape or form. In fact, from our perspective, we’re doing a much better job, which is one of the 10 or 15 reasons why I think our business is better. We get a much better shot at quickly moving inventory to the sales floor.
As I said before, it’s very difficult for a customer to shop a stockroom and for us to do business that way. So the goods on the floor and not in the back stockroom have made a major difference to our business.

Barry Posternak — Conseco Capital Management — Analyst
Okay. Great.
And then in terms of furniture, how many stores have furniture departments now?

Steve Fishman — Big Lots, Inc. — Chairman & CEO

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Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
We have a little over 1100 stores that have fairly full-line furniture departments.

Barry Posternak — Conseco Capital Management — Analyst
Okay. And —

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Of the 1400.

Barry Posternak — Conseco Capital Management — Analyst
And how many have less than a full-line of furniture? In other words, do some still have no furniture?

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Yes.

Tim Johnson — Big Lots, Inc. — VP of Strategic Planning and Investor Relations
The amount of stores that actually have no furniture is a small number at this point. It’s probably less than 100 stores. As Steve mentioned, there’s about 1100 that have a full-line department, which for us is 2,000-2500 square foot somewhere in that range. There’s another 200-250 stores that might have 1400 square feet or less that haven’t.
Essentially I think it’s pretty safe to say we’ve put some level of furniture assortment in just about every store that could physically fit space-wise.

Barry Posternak — Conseco Capital Management — Analyst
Okay.
And has the number of stores with the full-line of furniture been gradually increasing or how has that?

Steve Fishman — Big Lots, Inc. — Chairman & CEO
It would have been, but that — a very small way and it wouldn’t matter from your perspective because we wouldn’t include any one of those expansions in a comp store growth. In other words, if we expanded furniture, it’s taken out of comp.

Joe Cooper — Big Lots, Inc. — SVP & CFO
That was really earlier, 2000, really, 2000 to 2003.

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Well, we’ve expanded some furniture stores in the last 12 months but they haven’t been included in the comp.

Joe Cooper — Big Lots, Inc. — SVP & CFO
Right. But in 2000 to 2003 and 2004, we were adding several hundred departments a year, and that has not happened in the last year.

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FINAL TRANSCRIPT
Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call

Steve Fishman — Big Lots, Inc. — Chairman & CEO
The stores that are capable of handling what we call full-line furniture are maxed out at this particular point. The comp store growth that we report is real comp store growth. If we expanded the store within the last 24 months, it’s not included on the comp store computation of comp store growth.

Barry Posternak — Conseco Capital Management — Analyst
How many full-line furniture stores did you have a year ago? Do you know?

Joe Cooper — Big Lots, Inc. — SVP & CFO
It’s a very similar —

Steve Fishman — Big Lots, Inc. — Chairman & CEO
About the same.

Barry Posternak — Conseco Capital Management — Analyst
About the same.

Steve Fishman — Big Lots, Inc. — Chairman & CEO
Because we had about 1500 stores and we closed 130 and many of those actually had full-line furniture departments in them.

Barry Posternak — Conseco Capital Management — Analyst
Okay. Okay. Great. Thanks very much.

Operator
Ladies and gentlemen, a replay of this call will be available to you within one hour. You can access the replay by dialing 1-800-207-7077 and entering pin number 5002. Again, that phone number is 1-800-207-7077 pin number 5002.
Ladies and gentlemen, this concludes today’s presentation. Thank you for your participation. You may now disconnect.

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FINAL TRANSCRIPT
Aug. 16. 2006 / 8:30AM ET, BLI — Q2 2006 Big Lots, Inc. Earnings Conference Call
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